Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Asian Appreciation Basket Notes Due December 18, 2008
Final Term Sheet

Aggregate Principal Amount:	$27,000,000
Trade Date:	June 12, 2007
Issue Date:	June 18, 2007
Maturity Date:	December 18, 2008
Initial Issue Price:	100.00%
Underwriting commission:	0.00%
Proceeds to Issuer:	100.00%
Initial rates:	MYR per USD = 3.4626
IDR per USD = 9042
SGD per USD = 1.5405
CNY per USD = 7.6475
Valuation Date:	December 12, 2008 (subject to Market Disruption Events)
CUSIP:	00254ECN0
ISIN:	US00254ECN04

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc.  by calling 1-888-603-5847.